Exhibit 2.1

New York Office 1114 Ave of the Americas, 34th Floor New York, NY 10036 Office: (212) 697-9660 Fax: (212) 697-9466

WARREN E&P, INC.

June 16, 2015

VIA ELECTRONIC MAIL

and

FEDERAL EXPRESS

ESCALERA RESOURCES CO.

Attention:  Gary Grinsfelder

1675 Broadway Street, Suite 2200

Denver, CO 80202

Re:                             PURCHASE AND SALE TRANSACTION

Warren Resources, Inc., and Warren E&P, Inc., Seller, and Escalera Resources Co., Purchaser

Catalina Unit and Spyglass Hill Unit, Carbon County, Wyoming

Depths below the unitized formation and the stratigraphic equivalent of certain formations therein

Dear Gary:

This letter, when fully executed as provided below, will serve as an agreement (the “Letter Agreement”) between Warren Resources, Inc., a Maryland corporation, and Warren E&P, Inc., a New Mexico corporation (collectively, “Seller” or “Warren”) and Escalera Resources Co., a Maryland corporation (“Purchaser” or “Escalera”), concerning a purchase and sale transaction (the “Transaction”) covering certain oil and gas leases and lands more particularly described herein, limited to only those depths below the stratigraphic equivalents of the base of the Mesaverde Group and the top of the Trout Creek Sandstone (Hatfield Sandstone), as more particularly described below (the “Deep Rights”), in the unit areas referred to in the caption hereof.  Warren and Escalera may be referred to herein individually as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings ascribed and given to them in the purchase and sale agreements referred to and described below.  In connection with the Transaction, the Parties agree as follows:

1.              PURCHASE AND SALE AGREEMENTS.  On June 16, 2015, effective as of April 1, 2015, the Parties and certain Affiliates entered into and signed:  (1) a Purchase and Sale Agreement (Coalbed Methane Assets), including various exhibits, schedules and attachments thereto (the “CBM PSA”), whereby Warren agreed to sell all of its right, title and undivided interest in and to certain oil and gas leases, lands, wells, shallow rights and depths, contracts, agreements, rights-of-way, equipment and oil, gas and hydrocarbon production described in the CBM PSA (collectively the “Assets”), limited solely to depths between the surface and the stratigraphic equivalent of the base of the Mesaverde Group in the Spyglass Hill Unit and the top of the Trout Creek Sandstone (Hatfield Sandstone) in the Catalina Unit, as more particularly described below and therein, for a total purchase price of $37,000,000.00, and (2) a Purchase and Sale Agreement (Midstream Assets), including various exhibits, schedules and attachments thereto (the “Midstream PSA”), whereby Warren agreed to sell all of its right, title and interest in various natural gas gathering, transportation, compression and pipeline properties, including related facilities that are associated with and related to the Assets, for a total purchase price of $8,000,000.00.  The CBM PSA and the Midstream PSA may be referred to collectively herein as the “PSAs”.

2.              INCORPORATION OF TERMS BY REFERENCE.  The Parties agree that the terms, conditions and provisions of the PSAs, including all exhibits, schedules and attachments thereto, are incorporated herein for all purposes by this specific reference, and that copies or originals of the PSAs have been delivered to and received by both Parties.  The Parties also acknowledge and agree that the terms, conditions and provisions of the PSAs shall govern the Transaction and the Deep Rights, except to the extent set forth herein or amended, modified, deleted or superseded hereby.

3.              DEFINITION OF DEEP RIGHTS.  As used in this Letter Agreement, “Deep Rights” means all of the right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the Assets described in the CBM PSA, insofar and only insofar as the Assets cover, apply to or relate to solely and only those depths:  (A) in the Spyglass Hill Unit below the stratigraphic equivalent of the base of the Mesaverde Group, which occurs at a depth of 3,346 feet as found on that certain Gamma Ray/Induction/Density log on the Federal 1691 8i Well located in the SE/4 of Section 18, T-16-N, R-91-W, Carbon County, Wyoming; and (B) in the Catalina Unit below the stratigraphic equivalent of the top of the Trout Creek Sandstone (Hatfield Sandstone), which occurs at a depth of 2,810 feet in the Cow Creek Unit No. 13-7A Well located in the NW/4SW/4 of Section 7, T-16-N, R-91-W, Carbon County, Wyoming.  A schedule and list of the Assets covering the Deep Rights in the Spyglass Hill Unit and the Catalina unit, subject to the depth limitations described above, is attached hereto as EXHIBIT “A” and incorporated herein for all purposes by this specific reference.

4.              NO PREFERENTIAL RIGHT TO PURCHASE.  The Unit Agreements (“UA”) for the Spyglass Hill Unit and the Catalina Unit are specifically limited to depths between the surface and the stratigraphic equivalent of the base of the Mesaverde Group and the top of the Trout Creek Sandstone (Hatfield Sandstone), respectively (the “Shallow Rights”), as more particularly described therein and in the CBM PSA.  The Unit Operating Agreements (“UOA”) for the Catalina Unit and Spyglass Hill Unit contain preferential right to purchase provisions that apply only to the Shallow Rights, and such preferential rights to purchase do not apply to the Deep Rights.  The

Parties have specifically excluded the Deep Rights from the CBM PSA because the preferential rights to purchase do not apply to the Deep Rights.  The Parties agree that, since the preferential right to purchase provisions in the UOAs do not apply to the Deep Rights, this Letter Agreement is not required to and shall not be disclosed by any Party to any working interest owners in either the Catalina Unit or the Spyglass Hill Unit.

5.              THE TRANSACTION.  Warren agrees to sell and Escalera agrees to purchase an undivided 30% of Warren’s interest in the Deep Rights within and underlying the Spyglass Hill Unit and the Catalina Unit pursuant to the CBM PSA for a purchase price in the amount of $2,000,000.00.  The Purchase Price shall be payable at the Closing and in the time, manner and method provided for in the CBM PSA, as more particularly described below.

6.              DEFECTS/ADJUSTMENTS.  The Deep Rights shall not be subject to any Title Defects or Environmental Defects, and any and all provisions contained in Articles 3 and 4 of the CBM PSA or Article 4 of the Midstream PSA concerning Title Defects or Environmental Defects shall not apply in any respect to the Transaction or the Deep Rights.  The Purchase Price provided for above shall not be increased, decreased or adjusted for any reason, and any and all provisions contained in Article 2 of either the CBM PSA or the Midstream PSA shall not apply to the Transaction or the Deep Rights.

7.              NOTE AND MORTGAGE.  A portion of the purchase price for the Midstream Assets under the Midstream PSA will be, at the Closing, paid pursuant to a promissory note (“Note”), and the Midstream Assets will be subject to a mortgage, deed of trust, security agreement and financing statement (the “Mortgage”); all as more particularly described in the Midstream PSA.  As additional collateral for the Note and Mortgage, the Parties specifically acknowledge and agree that the Deep Rights shall be described, covered by and subject to the same terms, conditions and provisions as the Midstream Assets, and that the legal descriptions of the Deep Rights contained in EXHIBIT “A” attached hereto shall also be attached as an exhibit to the Mortgage.

8.              ASSIGNMENTS.  At the Closing, the Parties agree to execute, acknowledge and deliver an Assignment, Conveyance and Bill of Sale from Warren to Escalera which conveys an undivided 30% of Warren’s interest in the Deep Rights in each of the Catalina Unit and the Spyglass Hill Unit.  The forms of such assignments are substantially similar to the assignments to be executed in connection with Closing of the CBM PSA, and are attached hereto as EXHIBIT “B” and incorporated herein for all purposes by this specific reference.

9.              DESIGNATED OPERATOR.  The Parties agree that Warren, at its sole option, shall be, become and be designated as the operator of the Deep Rights under and pursuant to any model form operating, joint participation or development agreement, exploration agreement, farm-in or farm-out agreement, unit agreement, unit operating agreement or similar agreement covering all or any portion of the Deep Rights that may be prepared and executed in the future.  Escalera agrees to cooperate with, support and vote in favor of Warren as the designated operator under any of the kinds and types of agreements described above.

10.       SIMULTANEOUS CLOSING.  The Closing of the Transaction covering the Deep Rights shall occur at the same time and place and in the same manner as the Closing of the transactions contemplated by both the CBM PSA and the Midstream PSA.  The Parties specifically acknowledge and agree that the Closing of the Transaction under this Letter Agreement shall occur simultaneously with the Closings under the PSAs; and if the Closing under either or both of the PSAs does not occur, then Closing under this Letter Agreement shall not occur.

11.       COUNTERPARTS.  This Letter Agreement may be executed in one, more or multiple counterparts; all of which shall be assembled by Warren into and constitute one original instrument.

12.       CONFLICTS.  In the event a conflict arises between this Letter Agreement and either the CBM PSA and/or the Midstream PSA, then the terms, conditions and provisions contained in this Letter Agreement shall control.

13.       RATIFICATION OF PSAS.  The Parties hereby ratify, confirm, approve, adopt and agree to be bound by and perform under and in accordance with the terms, conditions and provisions contained in the CBM PSA and the Midstream PSA, subject to and except to the extent modified, amended, deleted or superseded hereby.

If the contents and the terms contained in this Letter Agreement meet with your approval, please execute one original on the following page and return the same to the undersigned at the letterhead address or by electronic mail.  If you have any questions, or if I can provide you with any additional information, please do not hesitate to contact me.

Very truly yours,

WARREN RESOURCES, INC., a
Maryland corporation

By:	/s/ Lance Peterson
(Signature)
Lance Peterson
President & Chief Executive Officer

WARREN E&P, INC., a
New Mexico corporation

By	/s/ Lance Peterson
(Signature)
Lance Peterson
President & Chief Executive Officer

ACCEPTED and AGREED TO
this 16th day of June, 2015.

ESCALERA RESOURCES, CO., a
Maryland corporation

By:	/s/ Gary Grinsfelder
(Signature)
Gary Grinsfelder
Vice President Mergers and Acquisitions

EXHIBITS*

Exhibit “A”           SPYGLASS HILL UNIT LEASES AND DEEP RIGHTS

Exhibit “B”           ASSIGNMENTS

*              The exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The company will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request.